Exhibit 10.1

Cenntro Inc.
323A Fairfield Rd.
Freehold, NJ 07728

May 30, 2025

Mr. Guangguang Steve Qin

Dear Mr. Qin:

On behalf of the Board of Directors of Cenntro Inc. (the “Company”), it is with great pleasure that we offer you a seat on our Board of Directors. The terms of the offer are set forth in this letter, and will become effective upon approval of your election by the Board.

As a member of the Board of Directors, you will be compensated as follows for your services:

1.         $45,000 annual retainer paid quarterly. This retainer covers your serving as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee; and all in-person and telephonic board meetings. These fees are paid in arrears in quarterly installments on or about the last business day of each calendar quarter during the year.

2.        As a member of the Board of Directors, you will be reimbursed for all reasonable travel and out-of-pocket expenses that you may incur in connection with your attendance at meetings of the Board, if any, in accordance with the Company’s travel policy for each in-person or committee meeting that you attend.

3.        Also enclosed for your signature is a copy of an Indemnification Agreement providing for your indemnification by the Company in connection with your services as a Board member. Please complete your address information on the signature page and sign the agreement. We will complete the date on the first page with your date of election, once the Board has approved your election, and will return to you a copy of your fully completed agreement.

Upon your election, the Company will provide additional information relating to your service as a member of the Board, such as our Code of Business Conduct and Ethics, Corporate Governance Guidelines and Insider Trading Policy,.

In accepting this offer, you are representing to us that (i) you do not know of any conflict which would restrict your service on the Board and (ii) you will not provide the Company with any documents, records, or other confidential information belonging to other parties. This letter agreement shall terminate upon your departure from the Board of Directors. Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board of Directors at any time in accordance with the provisions of applicable law and the Company’s organizational documents.

To accept this appointment and confirm your agreement with the terms of this offer, please sign and return a copy of this letter and the Indemnification Agreement to me. The signed and completed enclosures should also be returned shortly thereafter. In the meantime, should you have any questions, I can be reached at 732-407-7508.

Sincerely,

/s/ Peter Z. Wang
Chairman of the Board and Chief Executive Officer

Accepted and Agreed:

By:	/s/ Guangguang Steve Qin
Name: Guangguang Steve Qin

Enclosure:

•	Indemnification Agreement